EXHIBIT 99.1

PRESS RELEASE

Contact Person: Vivian López, 787-598-0850

98.4% of Triple-S’ Shareholders vote in favor of continuing the Special Shareholders Meeting

      San Juan, February 23, 2003. — During the Continuation of the Special Meeting of Triple-S Management Corporation’s Shareholders, which was held today, the Shareholders voted in favor of continuing the Meeting at a date which will be announced shortly. This vote in favor represented 98.4%, or 6,302, of the shares present or represented. This is the equivalent of 69% of the voting shares issued and outstanding. In order to implement the proposal, the required 75% of the outstanding shares issued must vote in its favor.

      “We are satisfied with the increase in the shareholders participation in favor of the proposal during this continuation,” said Dr. Fernando Ysern-Borrás, Chairman of the Board of Directors of Triple-S Management. “544 shares are still needed in order to be able to vote on the proposal, and we are committed to continue working so that each shareholder may vote on these amendments.” said Ysern-Borrás, while pointing out that these amendments came from a proposal requested by the shareholders. “It is for this precise reason that the meeting will be continued, especially when the extraordinary 75% amount is now so close.”

      The proposal will increase the shareholders base by allowing more physicians and dentists to acquire shares, and will allow current shareholders to transfer their shares to their spouse or heirs, even when they are not physicians or dentists.

      These goals are to be reached through four types of shares, explained Ysern-Borrás. Current shares will be named Class A Shares. Class C Shares will be created to increase more physicians and dentists participation within the company. Class B and D Shares are created to allow Class A and C shareholders, respectively, to will their shares upon death to their spouse or heirs who are not physicians or dentists.

      “The current Class A Shares as well as the Class C Shares, which are to be created, will enjoy voting rights during Shareholders Meetings, reinforcing the corporate philosophy of keeping Triple-S in the hands of the physicians and dentists of Puerto Rico”, said Ysern-Borrás. “Our shareholders are the ones showing the most interest that we continue to be the best resource that the Puertoricans have to get excellent health and insurance services,” said the Chairman of the Board.

      Triple-S Management Corporation, a Puertorican company, is the holding company of Triple-S, Inc., which insures 1.2 million Puertoricans and has a network of more than nine thousand providers. The other subsidiaries of Triple-S Management Corporation are Triple-C, which administers the health care services for a 39% of the Health Care Reform population, Seguros Triple-S, a property and casualty subsidiary, Seguros de Vida Triple-S, and Interactive Systems.

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